Exhibit 5.1

811 Main Street, Suite 3700 Houston, TX 77002 Tel: +1.713.546.5400 Fax: +1.713.546.5401 www.lw.com

FIRM /AFFILIATE OFFICES
	Abu Dhabi	Milan
	Barcelona	Moscow
	Beijing	Munich
	Boston	New Jersey
	Brussels	New York
	Chicago	Orange County
February 27, 2014	Doha	Paris
	Dubai	Riyadh
	Düsseldorf	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
	Los Angeles	Tokyo
	Madrid	Washington, D.C.

Magellan Midstream Partners, L.P.

One Williams Center

P.O. Box 22186

Tulsa, Oklahoma 74121-2186

Re: Registration Statement No. 333-183013; $250,000,000 Aggregate Principal Amount of 5.15% Senior Notes due 2043

Ladies and Gentlemen:

We have acted as special counsel to Magellan Midstream Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the issuance of $250,000,000 aggregate principal amount of its 5.15% Senior Notes due 2043 (the “Notes”) under an indenture dated as of August 11, 2010, as supplemented by a third supplemental indenture dated as of October 10, 2013 (collectively, the “Indenture”), each between the Partnership and U.S. Bank National Association, as trustee (the “Trustee”), and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 2, 2012 (Registration No. 333-183013) (the “Registration Statement”), a base prospectus dated August 2, 2012, included in the Registration Statement at the time it became effective (the “Base Prospectus”), a preliminary prospectus supplement dated February 25, 2014 (together with the Base Prospectus, the “Preliminary Prospectus”) and a prospectus supplement dated February 25, 2014 (together with the Base Prospectus, the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Notes.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the general partner of the Partnership and others as to factual matters without having independently verified such factual matters. We are opining

February 27, 2014

herein as to the internal laws of the State of New York and the Delaware Revised Uniform Limited Partnership Act, as interpreted by the federal courts and the courts of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the underwriting agreement dated February 25, 2014 among the Partnership and Wells Fargo Securities, LLC and Barclays Capital Inc. as representatives of the several underwriters named therein, the Notes will have been duly authorized by all necessary limited partnership action of the Partnership and will be legally valid and binding obligations of the Partnership, enforceable against the Partnership in accordance with their terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 6.05 of the Indenture; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy and (e) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Partnership, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Partnership, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

February 27, 2014

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Partnership’s Current Report on Form 8-K dated February 27, 2014 and to the reference to our firm contained in the Preliminary Prospectus and the Prospectus under the heading “Legal.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP